ABCD—080812
Cambium Learning Group, Inc. Q2 2012 Earnings Conference Call

Officers

Shannan Overbeck; Cambium Learning Group, Inc.; Head of Public Relations

Ron Klausner; Cambium Learning Group, Inc.; CEO

Brad Almond; CPA Cambium Learning Group, Inc.; CFO

Vernon Johnson; Cambium Learning Group, Inc.; President, Voyager

Analysts

Fran Montagna; Bank of Montreal; Analyst

Jim Wiant; MidOcean Credit Partners; Analyst

David Sagalov; Jefferies; Analyst

Ed Brea; Sterling Capital; Analyst

Sundar Varadarajan; Knight Capital; Analyst

Andrew Finkelstein; Barclays; Analyst

A.J. Guido; GoldenTree; Analyst

Presentation

Operator: Good afternoon, and welcome to the Cambium Learning Group 2012 Second Quarter Earnings Conference Call. All participants will be in listen-only mode. (Operator instructions)

After today’s presentation, there will be an opportunity to ask questions. (Operator instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Shannan Overbeck. Please go ahead.

Shannan Overbeck: Thank you, Operator. My name is Shannan Overbeck, and I’m Cambium Learning Group’s head of Public Relations. On the call today is Ron Klausner, our Chief Executive Officer, and Brad Almond, Chief Financial Officer. In addition, our Voyager President, Vernon Johnson, is on the call and will be available for questions and answers.

Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our previous filings with the SEC and our Form 10-Q to be filed shortly. Cambium Learning Group does not undertake any duty to update the statements whether as a result of new information, future events, or otherwise.

On today’s call, EBITDA, adjusted EBITDA, and adjusted net revenues will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements provided in our Form 10-Q. These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the company and provide investors with a view of the combined company’s operations from management’s perspective. These measures are used frequently by management in the operation of the business. Reconciliations of these figures to GAAP are included in our press release schedule, which can be found on our corporate website, cambiumlearning.com and our Form 10-Q to be filed with the SEC. Following today’s prepared statements, we will take questions. A transcript and webcast of today’s call will also be available on the Company’s corporate website.

Let me now turn the call over to Ron.

Ron Klausner: Thank you, Shannon, and thanks for joining us today.

On today’s call, I will provide details on the Company’s 2012 second quarter performance. I will then turn the call over to Brad, who will share information on our 2012 second quarter financial results.

I will discuss four items — one, company performance; two, execution; three, financial flexibility; and four, achievements.

Company performance —

Overall, the second quarter order volume was down 24% compared to the same period of 2011, with year-to-date order volume down 21%.

By business unit, Sopris Learning’s order volume was down 20% compared to the second quarter of 2011, with year-to-date down 22%; Cambium Learning Technologies was down 12% in the second quarter, with year-to-date order volume down 11%; and Voyager Learning was down 29% in the second quarter, with year-to-date order volume down 27%.

I mentioned on our last call that, in my judgment, we did not execute as well as we should have last year and, coupled with the challenging funding environment, the result has been disappointing performance for the last several months of 2011 and first several months of 2012. I am starting to see leading indicators that suggest we are turning the tide.

We are a company that makes itself distinct by focusing on student outcomes through a systemic process that includes quality curricula that’s relatively easy for the teacher to execute, a data management system to track progress, engaging technology-enabled student-directed learning, and ongoing support and servicing by professionals committed to student improvement.

Many companies have quality curricula. Our distinction is the ability to enable educators to execute through the integration of the above components. The result, more often than not, is increasing the trajectory of student outcomes. When we are successful at enabling educators to make a difference in student efficacy, we create customer loyalty, and even in a difficult funding environment, superintendents will deploy precious resources.

In 2011, we targeted the acquisition of too many smaller engagements while not living up to our core value of placing the interests of customers first. As a result, we lost some of the customer loyalty we’d garnered previously.

Since late last year, we are again placing the interests of our customers first and focusing on the big literacy and numeracy problems our customers have. Student outcomes like Los Angeles Special Education, Orangeburg, South Carolina, Richmond, Virginia, and Beaumont, Texas are, in part, due to our systemic approach, including the ongoing support.

While the funding remains challenging, and we expect it will continue to be challenging in the foreseeable future, we have started to see some progress in moving up the priority curve for share of scarce funding in the schools we serve.

As evidence, at the end of the second quarter, Voyager secured from Indianapolis a new $6.1 million deal with an option to continue for two more years. The service includes product and our Vallas turnaround service. $4 million of the deal will be recognized in the second half of 2012.

In addition, at the end of Q2, we secured a low seven-figure math deal from Palm Beach, Florida and a $600,000 LAZ agreement with Los Angeles. In July, we signed a new agreement with Anchorage, Alaska for $600,000, were awarded a $1 million-plus agreement from Guam, and renewed Ontario, Canada for ExploreLearning Gizmos for $600,000.

In order to turn around our financial performance, we will need approximately $25 million in large new agreements (being defined as $1 million plus) for 2012. Through July, we have secured approximately $6 million. In the pipeline, we have almost ten $1-$5 million opportunities and two over $5 million. Securing some of these deals is a cornerstone to achieving the stabilization that we envision for the second half.

Financial flexibility —

Our strategy is to reengineer processes and right-size the business to decrease our cost run rate while not compromising investments in primarily student-directed learning applications. Our big bets for investments include LAZ, ExploreLearning, and Voyager turnaround services, adolescent literacy, and math.

A key to funding these initiatives is reducing costs elsewhere in the business. Reductions in staff were made in January, and yields from reengineering projects funded increases in these areas, resulting in flat spending. With the declination in sales experienced in the second quarter, we took an action in early July with a reduction in force of 50 people. As a result of all of our actions to date, we expect to reduce our cost structure by approximately $11 million in 2013. Brad will elaborate.

Achievements —

We continue to receive recognition from organizations and industry peer groups for the design and effectiveness of our technology programs. ExploreLearning Reflex won the CODiE Award from the Software Industry and Information Association for the best K-12 instructional solution and was also awarded the Distinguished Achievement Award from the Association of Education Publishers, as was Kurzweil.

While recognition from the above organizations is positive, student outcomes matter. Voyager’s reading intervention program language was recently mentioned in a Good Housekeeping magazine article titled Seven Childhood Conditions You Can Still Correct. Reading issues was named as one of the seven areas that can be corrected, and according to the article, up to one in five Americans have dyslexia, making it challenging for them to get through a best-seller or even a menu. “If they weren’t diagnosed in school, many may incorrectly assume they’re simply slow readers or even stupid,” says renowned scholar Dr. Sally Shaywitz, co-director of the Yale Center for Dyslexia and Creativity. As Shaywitz notes, dyslexia is neurological. To help correct dyslexia, Dr. Shaywitz recommended Voyager’s language program, as well as one other program.

Now, Brad.

Brad Almond: Thanks, Ron.

As Ron discussed, we have experienced an order volume decline at 24% in the second quarter and a 21% decline for the first six months versus the same period last year. This decline in order volume is the primary influence on our first six-month financial results, leading to a corresponding decline in revenue of $20 million, or 22%.

As order volume and revenue have declined, much of the impact has flowed directly through to earnings. Adjusted EBITDA has declined by $16 million for the first six months of 2012.

The similarity in the dollar decline in revenue in adjusted EBITDA is from two factors.

First, a significant portion of our costs are not directly variable to revenue. We have reduced these non-variable costs in low-growth areas and invested in growth areas, but to date, we have realized more of the investment increases than the cost reductions.

Cost reductions are expected to exceed investment increases in the second half and to an even greater extent in 2013 as we have expanded the scope of our planned reductions.

Secondly, while we have experienced shifts in order volume to technology products, which are more profitable, we have also had an increase in professional services, which are lower in profit margin.

While the decline in EBITDA is concerning, our liquidity remains strong, and we have responded to the EBITDA decline by increasing our cost-reduction actions with a reduction in force of 50 positions in July.

To date, we now have acted on over $11 million in annualized cash expenditure reductions, of which we have realized only $1 million so far in 2012. I will discuss these savings and their expected timing later in my remarks.

With that summary, I’ll go into some details in the following key areas — in revenue decline, gross margin, spending below the gross margin, liquidity, and then cost reductions and the reengineering efforts. All of my comments will be focused on year-to-date results unless stated otherwise.

The revenue of the company has declined $20 million, or 22%. The Voyager unit experienced the greatest decline of 33%, Sopris was down 22%, and the CLT segment was essentially flat.

Obviously, due to its relative size, the biggest driver in the overall decline is Voyager. The pressure on Voyager continues to be at the sales of the more comprehensive, higher-priced products, with some offsetting success in sales of professional services, mainly school turnaround.

In our view, the primary causes of the pressure on Voyager are available school funding and the sales execution issues that Ron had shared.

The funding situation has had a similar impact on the Sopris unit, where our largest product in the unit, the DIBELS assessment line, is being harmed by a lower-value, yet free, Web-based alternative.

Inside of the CLT unit, we continue to see growth in the Learning A-Z and ExploreLearning online offerings, which collectively increased their revenue 27% in the first six months, both showing great resilience in the face of a weak funding environment.

However, that increase has completely — was completely offset by a decline in the Kurzweil IntelliTools product line. While sales of the newly released online version of Kurzweil have been good, it has not been enough to offset the decline in some of the older products.

Looking at the gross margin, on a GAAP basis, the margin declined from 52% in 2011 to 44% in 2012.

On an adjusted basis, which excludes amortization, as well as some of the one-time reengineering costs related to moving the warehouse, the gross margin in 2012 is 65% versus 67% in 2011. This 2% decline in adjusted gross margin is the result of the benefit of increasing technology sales, offset by the increased cost from professional services and the maintenance of certain fixed costs through the second quarter. One of the primary targets for the cost reductions of July was in the Voyager cost of goods sold area.

Spending below the gross margin on a GAAP basis for R&D, selling and marketing, and G&A increased about $1 million versus prior year for the first six months. Q2 alone saw a decrease of about $1 million of spending in these areas versus 2011, but we had experienced a $2 million increase in the first quarter.

In Q2, we are beginning to see the impact of reductions made in spending in the first half of the year. We have increased spending in the Learning A-Z and ExploreLearning by $2 million, and we have decreased spending mainly in Voyager and in Sopris.

We expect the additional July reduction in force to have an impact on the spending in the back half in addition to the realization of the savings under the reengineering efforts that I’ll describe later.

In summary, on an adjusted basis, revenue declined by $20 million, we recovered about $5 million in reduced cost of goods sold, and we increased spending in key investment areas with some offset starting to be realized from reductions for a total spending increase of $1 million.

The result is an adjusted EBITDA of $4 million, which was a decline of $16 million for the first six months resulting in a trailing 12-month adjusted EBITDA of $28 million.

It is expected that we would be negative cash flow in the first half of any year due to seasonality. However, the declination of sales has made that seasonality much more pronounced.

We began the year with $63 million in cash, and as of June 30, the balance was $32 million. The balance has begun increasing again in July as we enter a period that historically provides positive cash flow.

Looking at free cash flow over the last 12 months, we had capital expenditures of approximately $16 million, including some one-time items, and we had an increase in deferred revenue of $5 million.

So starting with an adjusted EBITDA of $28 million less the CapEx plus the deferred revenue change leaves free cash flow of $17 million, which is our annual debt service level. We intend to improve the free cash flow generation of the company before the end of the year.

As we focus on improving the top line and cash flow of the company, we have deemphasized acquisitions. This is not to say that we are not looking at opportunities, but the screening process has become more stringent as we focus on operations and ensure we maintain adequate liquidity.

Our ability to reduce the cost structure while not harming our ability to stabilize and then grow the top line is perhaps one of the most crucial aspects of our business.

So let me close with an update on the cost side of these efforts.

Organizationally, we have acted on our plans to right-size areas that have declining contributions towards business goals, and we are shifting resources and skills towards business areas that can drive growth, such as e-commerce, services, and tech-based solutions.

Simultaneously, we are reducing operating costs and enhancing the customer experience by improving our processes and placing the interest of the customer first.

We expanded the cost-reduction side of this equation in July with the additional reduction of 50 positions in the Company, which we expect to bring an annualized cost savings of $5 million. The main target of these reductions was an overhead Voyager implementation services, Kurzweil and IntelliTools, and in some selected sales areas overall.

We were also successful in subleasing our warehouse in Colorado since we have moved to a third-party logistics provider. That sublease occurred much faster than we had anticipated and will save the Company $1.5 million a year combined between capital lease and operating costs.

With these two new developments, we now expect to incur $8 million in costs to achieve these reengineering and restructuring efforts. That $8 million covers both 2011 and 2012, as well as including charges for impairments and capital purchases. While there is some work left to go, we have incurred the majority of these charges through June 30, 2012.

As a result of the restructuring and reengineering actions already taken, we now expect approximately $6 million in cash savings to be realized in 2012 and $11 million in 2013. We plan to enact further projects that will allow us to reach our target of $15 million in reductions in 2013. Clearly, this will provide financial flexibility to reinvest some portion back into growth areas while delivering improved cash flow generation as a whole.

With that, I’d like to now turn the call over to the operator for Q&A.

Questions and Answers

Operator: Thank you. (Operator instructions)

Frank Montagna, Bank of Montreal.

Fran Montagna: It’s Fran Montagna from the Bank of Montreal.

I have two questions. The first is can you give me a sense of what you feel the company’s market share has been as a whole and if you have any — maybe breakout of online and print? And any sort of commentary you can give me about whether or not you feel it should remain stable or increased or decreased.

And, secondarily, if you can perhaps give me the revolving credit facility availability, I would just like to get a picture of liquidity as a whole.

Ron Klausner: So market share, the way we look at it is the primary business we focus on, which is at-risk children, and roughly, if you look at the instructional materials and services spent for intervention treatment programs, our share is middle single digits, relatively small market share.

In our judgment, we probably have lost a little share, not significant share. Educators, superintendents, in particular, are primarily trying to hold on to teacher jobs, and we see instructional materials squeezed.

There are a couple of exceptions in the industry that are performing I wouldn’t say well but clearly better that I’m aware of, and so we don’t measure percent of share by print because we’re selling systemic solutions that include both print, teacher-led instruction, and student-directed learning.

Technology represents now a significant portion of our overall business. Brad, technology percentage of our overall business would be approximately—?

Brad Almond: 43%. Now, that includes online, which is the majority of that, but also some sale of software under the older Kurzweil IntelliTools products. But the majority of that is online, so we’re roughly around 43% right now. That’s on a revenue basis.

Fran Montagna: Great.

Ron Klausner: And the second question was liquidity.

Brad Almond: Could you repeat the question on liquidity, please?

Fran Montagna: Yes. What’s the revolving credit facility availability?

Brad Almond: We have not drawn — I haven’t calculated it. At the end of March, it was running around $23 million. It’s probably in the 20 — or let’s say the 20 to $25 million range. Accounts receivable is up, as it typically would be in June, and inventory is roughly flat, so we should be right around the mid-20s.

Fran Montagna: Thank you.

Ron Klausner: Thank you.

Operator: Jim Wiant, MidOcean Credit Partners.

Jim Wiant: Appreciate the call. I guess wanted to follow up with the comment you made regarding to your current technology exposure from a revenue perspective. Can you give a sense of the relative contribution to EBITDA from those products? And I presume they’re higher-margin products than some of your print products.

Brad Almond: It is. Off the cuff, I can’t give you the exact amount of it, but of that 43% of our revenue that comes from the technology-based products, most of our online products on a gross margin basis are in the low 90%, some are even 95%.

Now, I’d caution that when you talk about EBITDA contribution, while it’s still substantially higher than the rest of the business, we are investing substantial money in the sales and marketing and the development piece of those businesses, as well. So like I say, off the cuff, I can’t give you the exact, but it is a larger contributor of the total EBITDA contribution of the company.

Jim Wiant: Okay. And can you speak further about the funding environment you’re seeing both at the federal and state level and kind of what you’re hearing from your customers in terms of their outlook relative to this past year of their spending levels?

Ron Klausner: Okay, so let me start off because I don’t know you and give — know your knowledge base here, but a little context. Education funding, state largest funding source, high 40%’s, give or take, local funded by property taxes, low funding — low 40%, federal 10% but very important to us because federal was created to fill gaps in school districts throughout the country, both Title 1 under President Johnson and Individual Disabilities Education Act under President Ford, those being the big two.

What we see is very, very varied, so clearly, you see states bouncing back, but all that being said, at the end of June when most states have their fiscal year, over half of the general reserve fund balance was in two states, Texas and Alaska, so a significant portion. The general fund reserve balance is very, very low in most states.

Now, there is an expectation if you look at prognosticators and what the predictions are is that a number of states will have funding balances much stronger, and right now, there are only two states that have a reasonable budget deficit, California and I forgot one other state. And the expectation is that by the end of this fiscal year, state’s funding will be stabilized.

Local taxes are even more varied — property taxes rather. It fluctuates almost from place to place, and you almost have to analyze it at a state level.

On the federal side, this federal funding is basically stable, with one possible exception, and that is sequestration, so you might recall the Super Committee never reached any kind of agreement and, therefore, if sequestration kicks in on January 2, there will be an automatic across-the-board funding decrease. Education funding would decrease by 7.9%, which would hit hard in Title 1 and IDEA.

That being said — this is an opinion, not fact-based — I don’t believe that we’re going to see sequestration come to realization, but it will create ambiguity, uncertainty if it goes on months and months and months.

Jim Wiant: Okay, and are you seeing that affect the buying cycle in terms of that uncertainty of current ordering?

Ron Klausner: No question. Sales cycles are more challenging, and there is ambiguity. So one surprise that I had — maybe others would have predicted this — is Texas and Minnesota are withholding federal funds in anticipation that sequestration is going to come into play.

So when states or superintendents see that in the public domain, they will pause. These guys are generally educators — my opinion — they’re generally not seasoned business people, not seasoned financial people. So they see that, they pause. And, yes, so there is hesitancy and skepticism, so while we feel really really good about how this pipeline has built in very large deals and the new budget has come into play come July 1, we got to get these deals over the finish line.

Jim Wiant: Got you. Thanks for your answers.

Ron Klausner: You’re welcome.

Operator: David Sagalov, Jefferies.

David Sagalov: I just wanted to see a couple items. One, regarding this restructuring and cost savings going forward, as you transition Voyager more to an online-based product, are there any additional cost savings you’re going to take out of the business in addition to restructuring charges, maybe shipping and handling? Or are all those mainly going to be offset by increased R&D expense?

Brad Almond: Well, first of all, let’s be clear that the one time — the savings that we expect to receive, which is — we now have $11 million in hand — does not — that’s actually down in mainly the R&D section, the fixed-cost R&D, selling, marketing, and G&A. So any other savings that we can benefit from shifting the mixed source technology will be additive to that.

So as we do ship more technology-based, we do expect to see the margins return to improvement, but the unexpected mix in this has been the strong success of our turnaround business, school turnaround business, which to date has been offsetting that positive technology trend. We’ve been winning a lot of business in the services space, which inherently by its business is lower margin than the print-based business and the technology-based business. So it’s going to depend on how the mix plays out. If technology keeps replacing print and then the services stays relatively flat, we would see the margin improve, but all indications are the services business has some of the best momentum in this company right now.

David Sagalov: Got it, great. And what was the capital expenditures for the quarter?

Brad Almond: In the quarter? I’ll look that up. We know for the trailing 12-months, it’s been roughly 16 million, but we’ll have that for you in just a second. It was — what’s the first six months? — 8.4 million for the first six months.

David Sagalov: Perfect.

Brad Almond: That’s probably roughly — I’m going to say roughly 4 for the first — a little bit more in the second quarter than the first quarter.

David Sagalov: Great.

Brad Almond: And let me clarify a previous question on our availability. The availability on our line of credit right now is actually more than I had expected, roughly $31 million right now.

David Sagalov: And that’s up from roughly $17 million last quarter then? I think that’s what was in the queue, $17 million?

Brad Almond: Sounds a bit low. We’ll look that up real quickly, but I recall it being around 23. Obviously, by not pulling it out, we don’t track it really closely, but it is up significantly.

David Sagalov: Yes, I know.

Brad Almond: And the reason it’s up significantly, we would expect to finish June of any given year with a pretty decent AR balance, which we did, from the sale of summer school products.

David Sagalov: Great. And last question, regarding share repurchases or bond repurchases, can you comment on kind of the strategy going forward for financing?

Brad Almond: So as we stated in the past, we still sit on a pretty good amount of excess cash. The amount of that cash at the end of the year is highly dependent upon how we do in the rest of the year and, as Ron mentioned, pretty dependent on the success in these big deals.

But the use of our cash is always something our board is looking at on a continuing basis, and the instructions so far have been a $5 million stock buyback, which we have succeeded in buying about 500,000 shares back in the market so far. And, also, the instructions have been a greater selectivity, as a result, two acquisitions, which previously we had been more bullish on. But to date, we have not enacted any plans to buy back the debt with any of that money.

David Sagalov: Great. Thanks, guys.

Brad Almond: That’s not to say the board won’t change their mind, though.

David Sagalov: Got it. Thank you.

Operator: Fran Montagna, Bank of Montreal.

Fran Montagna: I just have a quick follow —

Ron Klausner: We don’t do refills here, Fran.

Fran Montagna: Oh, you’re stuck with me. So I just want to re-go back over funding. I know you talked a little bit of Texas and Alaska and Minnesota and maybe what’s going on there. Are there any states that you’re aware of their budget for next year that the company’s a little more levered to? Maybe if you know a little bit maybe about the top couple or what’s going on there in the budgets for the forecasting going forward?

Vernon Johnson: This is Vernon Johnson.

Fran Montagna: Hi.

Vernon Johnson: Hi. In the largest eight states that we — you know, Florida, New York, California, Texas, all — they make up probably 80% of the business for most companies. Those state budgets and the district budgets are stressed, and although we dealt — they dealt with many of the fallout — much of the fallout from those tight budgets and reductions in budgets during the first six months of the year and their new budgets are now in place, we still think this next 12 months is going to be pretty difficult.

Ron Klausner: And offline if you sent to Brad or any one of us, I’ll send you a pretty good report that you can see, not from us. You could see funding state by state.

Fran Montagna: Terrific. Thank you so much.

Ron Klausner: Very welcome.

Operator: Ed Brea, Sterling Capital.

Ed Brea: So first question is a bit mundane, but the contingent value right you have on the liabilities, is that — do you have cash escrowed for that already apart from your cash balances?

Brad Almond: There’s two remaining amounts that would be paid out to shareholders. One is a tax indemnification, which — we expect to pay out about $1.7 million in May of next year. That is money we do have set aside outside of our cash balances. It’s sitting on the balance sheet in restricted cash.

And the other major payout is a tax claim we have in appeal. Right now, that’s north of $5 million, and that would be — if that is successful and we are to pay that out, that money would be refunded to us by that state and then we’d pay it out. So it’s a long way of saying if — when we pay out the liability in the CVR, none of that would come from our operating cash balances.

Ed Brea: Okay. The other question I had is there has been some M&A in the sector, and I guess I’m maybe referring to Plato Learning buying Archipelago, Apollo looking at the educational division of McGraw-Hill, and you guys, I know, have, I guess in the past, had more of an acquisition mindset, now less so. But would you entertain selling the company to the right — if a proper valuation came out? Or are you —

Ron Klausner: I think that’s really a board issue.

Ed Brea: Okay. The board is — I guess Veronis Suhler Stevenson controls the company, so I’d be curious if there’s any perspective there by anybody.

Brad Almond: Our focus right now is on operations, and our trailing 12-month results have not been up to certainly the level that we expect to maximize valuation for any shareholder. So our focus is right now exclusively on righting this ship, improving the top line, getting ourselves back into an EBITDA growth model. That’s how we bring value to the shareholders, whether they be VSS, whether they be you or anybody else, and that’s where management’s focused right now exclusively.

Ed Brea: I appreciate that. The last quick question I had for you, the $5 million share repurchase, it’s a bit odd given that you’re almost six times levered to be looking at share buybacks. Was this an opportunistic, I guess, low-priced seller that came on that you wanted to take advantage of, or are you systematically trying to return capital to shareholders?

Brad Almond: It’s — first of all, we view it as a pretty limited buyback, $5 million, in terms of the total stock that’s available out there. We just wanted something in place to authorize us to buy back shares when they become available. And so if a block makes themself like one did about a month ago, we want to be in a position to have board authorization to act upon it if the price is right and then also put a plan in place that allows us to buy back stock on a systematic basis. Again, we’re not talking about a meaningful amount, just enough to give us the flexibility we need to act in the market space.

Ed Brea: Okay. And if I could just — one last one. At the start of the call, just putting the optimistic hat on, you mentioned that some leading indicators were turning the tide. I think Ron - — maybe one of you all mentioned that. And what leading indicators might you be looking at?

Ron Klausner: Well, for example, I mentioned a critical dependency is these large $1 million-plus deals. So Indianapolis was closed at the very, very end of June, a $6.1 million contract over 12 months. We believe that there are other like deals that we will close, as well, and so as goes a lot of these large deals, will, in fact, dictate how much of a turnaround we have in 2012.

Ed Brea: Okay, great. Thanks so much.

Ron Klausner: Thank you.

Operator: Sundar Varadarajan, Knight Capital.

Sundar Varadarajan: Just wanted a clarification on the cost savings. You mentioned 11 million in savings in 2013. Is that incremental to the 6 million you said you would realize in the second half, or is that in total from all your cost saving ini—?

Brad Almond: It’s a cumulative number, so we would expect to reduce the cost base by six this year. That six would repeat itself next year and grow to 11. So what you expect is five additional savings to be realized in 2013.

Ron Klausner: That’s already —

Brad Almond: Yes, we’ve already taken the actions either by — so think of it this way. Take our spending run rate in the last 12 months up to this date today. You would expect — we realized about $1 million in savings from that cost run rate, so we’ve got another $5 million to go that we expect to realize in the next six months, and then we expect that to grow to $11 million in 2013. Again, all compared to — think of it as a trailing 12-month run rate that ended in June.

Ron Klausner: With all actions having taken place already.

Brad Almond: Correct.

Sundar Varadarajan: And when you say all actions have taken — has the cash outflow also occurred already, or is that kind of accrued and to be paid out?

Brad Almond: Most of the — we still have some to go, but of the $8 million, we will expend or incur to receive that 6 and then 12 — $11 million benefit, most of that has been incurred. Now, keep in mind, a really big chunk of that, over $3 million of it, is an impairment of a long-lived asset, and we’ve now essentially subleased that long-term asset. So we’ve incurred most of those costs, and most of the cash has gone out, not all of it but most of it, and now we would expect to start reaping the benefits.

Keep in mind, one thing we keep saying about these cost reductions, part of the cost reduction plan is to fund some investments, and then some of it is our intention to allow — to bolster the bottom line and the cash for the company.

Sundar Varadarajan: Perfect. And then just from a business perspective, I know the second and third quarters are the seasonally strong quarters for you guys. Typically, how does that seasonality play? Is that second — between the second and third, which one tends to be the stronger quarter? And how do you expect the seasonality to kind of play out this year given what you see from a spending environment?

Ron Klausner: Well, I think the following. We didn’t see the year-end buys that we have historically seen, so end of the fiscal year being June 30, if you like it or not as a taxpayer, the behavior is they use it or they lose it. That did not happen a lot.

So what we see is that they still have the responsibility of educating our children, and so new budget period, July 1, we see a bigger amount of spend in Q3. Q2 would be the second largest.

Brad Almond: Historically speaking, the third quarter has surpassed the second quarter. The magnitude of that, how much it’s surpassed, has ranged at least in the past few years by anywhere between 10% to 40%. So, again, it’s a pretty big range, but Q3 has typically surpassed Q2, at least historically speaking, by those ranges.

Sundar Varadarajan: Perfect. Thank you.

Ron Klausner: Thank you.

Operator: Andrew Finkelstein, Barclays.

Andrew Finkelstein: A couple questions. One, I mean, Ron, when you look at the pipeline, I guess compared to sort of past pipeline reports that you’re getting at either this point of the year or other times, I mean can you give us any more color on sort of the quality of it? You kind of gave us some hints that the quantity is improving. Is it something you feel a little better about, or is it tougher because of the funding environment?

Vernon Johnson: Andrew, this is Vernon Johnson. How are you?

Andrew Finkelstein: All right.

Vernon Johnson: So I can tell you from the beginning of the year in January our pipeline was very low, very weak, and the types of deals that were in the pipeline were small.

Moving into second quarter, we started to see some improvement in that, although then we hit the really bad budget massacre that happened at state and local district levels. So their spending slowed to a stop.

Right now, for quarter three and quarter four, we have a tremendous pipeline build. We have significantly more bigger deals, above $100,000, than we’ve had in the past 12 months. The probability of close on these deals is much stronger than in first and second quarter.

The way we rate these deals is by kind of a funnel scorecard based on the business opportunity and also the need of the district, and we’re judging it based on the actions of the district. And based on their actions and based on the meetings that we’re having, we believe that our quarter three and quarter four pipeline will not only continue to grow but should be stronger, much stronger than we had projected earlier in the year.

Andrew Finkelstein: Okay. The comps get a little bit easier, as well, I guess, in the second half. I mean if the pipeline comes in as expected, can we see — should we expect some stabilization in the business? Or is there room for growth maybe in the fourth quarter, which was lower last year?

Ron Klausner: So, Andrew, here’s how I look at the business. Clearly, there are four or five critical success factors. By far, in my view, the largest or most critical of the critical success factors are these large deals. And so I mentioned that we have secured through July $6 million. Stabilization will start to occur once we get that number toward $25 million, and we believe that there is — the pipeline is robust enough for us to get there. These are agreements that are at least $1 million in the pipeline. And the good and bad about that, there’s a very discrete number. So it’s not as if we’re managing 100 deals. We’re talking about about 10 agreements, and a couple of them are above $5 million; most of them are in the 1 to $5 million range. That will dictate stabilization or, to your very last point, if we’re able to take advantage of the favorable comparative — parable in Q4.

Brad Almond: And, Andrew, keep in mind, when Ron talks about these big deals, especially the $6 million that we have in hand, we have recognized no revenue from that deal. It is a services deal. The services are commencing now, and we do expect to recognize $4 million of it this year. So that will give us at least a good leg-up boost on Q3 and Q4.

Then as Ron mentioned, these other big deals, the attributes of them are going to be very important to the extent that they’re product-based deals or technology or services will dictate how much we can recognize. But currently, the attributes of the ones that we have in the pipeline are relatively favorable and should we get them over the finish line should provide a pretty good boost to Q3 and Q4, again, all contingent upon getting them in the door.

Vernon Johnson: This is Vernon. I just want to make a couple clarifying points. The way these deals are playing out, they’re not all services. They’re really kind of a blend of services and product, so training, coaching, product. So we really — it’s a good way to do a deal with a district because we’re able to deliver product immediately or over a short period of time upfront. We deliver some of the services at that same time, but then we have a trail or tail of services that go across the next 12 months. So we get to recognize a lot of the revenue upfront.

Andrew Finkelstein: And I mean I guess your business generally can come down, I know, to some of these bigger contracts coming in, but are we — and I would guess — maybe you can just confirm that given the tougher funding environment, we’re dealing with a smaller number of deals than you would have in the past, so you kind of need a higher hit percentage, or is this somewhat typical of past sort of cycles?

Brad Almond: Look, let me talk about the past first and we can maybe let Vernon comment, as well. Keep in mind that 2011 was almost devoid of these deals. This company for years and years and years, like any education company, thrives on an underlying churn of small deals and small transactions and renewals and replenishments and then a few of these big deals that come along, and 2011 was essentially devoid of these of any significance.

So, first, the fact that these are back in the pipeline is an incredibly positive trend for us, and so when you think about — when you’re thinking about comparing these things and what they’re going to do to the prior years, we really didn’t have these last year, and we certainly didn’t have them in Q3 and Q4 of last year.

Vernon Johnson: So this is Vernon. We’re promoting and tracking and really putting a lot of strategic energy in the selling process to identify deals over $100,000 and those that are over $1 million. So we are seeing a very robust pipeline being built of those deals of that nature, and we’re putting a lot of emphasis on the right kinds of senior-level resources going to those deals so we have a greater opportunity of closing them.

We do have — we’re very competitive and we do tend to win at a high rate. Just as an example, we now are approved in 19 states for turnaround education services. That gives us great opportunity that we didn’t have a year ago. We have responded to a number of RFPs this year in the area of ed services and turnaround and intervention, and we have currently discussions going on in about nine major districts that could be — they have scalable significant problems and it could result in larger deals.

So I think the right kind of activity is taking place, the right kind of planning and activity. We’re putting the right resources to these deals to make sure that we have a higher probability of success, and strangely enough, I know it sounds kind of crazy because the school year has already started in many places, because of the budget cuts in the first part of the year and the funding concerns, they really didn’t do much even though they still had the problem.

Today, we’re being invited back to the table and they’ve opened up the door and said, “We need to now address these issues.” The state budgets have been set. The local district budgets are set. The federal dollar budgets will be set October 1. And even though they might be slimmed back, they still have this big need, and we’re positioned well to get in there, and we hope, and capture many of these deals.

Andrew Finkelstein: Of the change to charter schools, will charter schools look at Voyager and some of the bigger products? Does that hurt your chances when that happens?

Ron Klausner: We’re not competing with the charter schools. What we’re seeing about charter schools, especially in large urban districts, like in the one we’ve just had the $6 million deal, they might get two or three schools. They might be schools that the state takes from the district and charters, or they might be a publicly funded charter of some kind. But we don’t see that as being a big dent in our business right now at all.

Andrew Finkelstein: Okay. And then just two more. On the smaller businesses that are struggling, how much more headwind do you think there is? You mentioned this free Internet-based service against DIBELS and the Kurzweil product that’s also still kind of dragging down some of the performance at that division.

Ron Klausner: So on Sopris, to your point, we do see that headwind continuing with DIBELS. DIBELS represents a significant amount of the total revenue, and while the solution is not nearly as valuable, we are seeing loyal customers go to free. We don’t see that trajectory turning around.

And Kurzweil, as we, I think, have articulated, we have changed the model in Kurzweil from a server based to a Web-based model. We’re taking some hit on that, but clearly, the funding pressure is on Kurzweil. But in 2012, we don’t see a turnaround in the Kurzweil business either.

Andrew Finkelstein: Right. But going back to the pipeline of deals, I guess in Voyager, the better parts of CLT are hopefully enough to offset some of these headwinds in these other — the smaller divisions?

Ron Klausner: Yes, that’s correct. And let’s not forget, also, that LAZ — Learning A-Z and ExploreLearning continue to perform and perform well.

Andrew Finkelstein: Right.

Ron Klausner: Yes.

Andrew Finkelstein: Okay. Thanks, guys.

Operator: Jim Wiant, MidOcean Credit Partners.

Jim Wiant: I just had one follow-up question just touching on some of the market share issues and then understanding the situation with DIBELS here. How much are you seeing lost business not necessarily from funding concerns but from customers moving to other educational tool solutions from other players? Is that kind of a non-factor outside of this DIBELS business we mentioned, or has there been some headwinds competitively, as well?

Ron Klausner: No, so I would answer you in this way. I’d say by far and away what customers are doing is repurposing content, repurposing tools. So, for example, you look at summer school. What is happening in summer schools? Summer school across the nation — and summer school is a very sizable amount of our business — those purchases would have come in in Q2. Summer school has been reduced in number of days. There’s many places where it’s 17, 18, 20, 22 days, amount of time in schools, number of grades in schools, to the most severe students.

So what do they do? They cobble together what they have from the school year and will use that in lieu of a systemic solution like ours. That would be an illustration.

I would say that if we’re losing share in one place, I would have to say it’s with READ 180 and Adolescent Literacy. Their numbers continue to suggest that they basically have stabilized in their financial results, and while they don’t give precise numbers, if you look overall, and so we have not been able to match their basic stabilization in our Adolescent Literacy capabilities, which are Journeys, Language, and Rewards.

Otherwise, I would say the former is much more critical than the latter.

Jim Wiant: And do you think that’s tied to a different price points, greater effectiveness perception, or a mix of digital versus print of those businesses that’s helping them stabilize faster?

Ron Klausner: So I’ll let Vernon — he may want to build on this — so I would say the following. Scholastic has a great brand name, great marketing capabilities. They are an incumbent in many places. They’re actually much more expensive than our solution, and yes, they do have digital assets.

You may recall that we are coming out with a capability that we think will turn the industry upside down. You know, READ 180 is a server-based technology for the actual instructional design, but we are coming out with a capability of a soft launch in the fall and then a full launch in the early part of next year, which will be highly engaging 24/7 access and authored by Dr. Louisa Moats, who arguably is one of the most renowned scholars in the space.

Jim Wiant: Okay, thanks, guys.

David Sagalov, Jefferies.

David Sagalov: Just a question regarding the services. In a tight budgeting environment, are you seeing more schools — I know you said services were stronger. Do you expect that to continue just as schools look to cut costs and, as you said, try to keep teachers on? Would they look to just possibly buy more products and less services?

Ron Klausner: No, we actually think the future is very bright for services, and I think the key factor here really is that the districts are now realizing what the level of accountability and scrutiny is they have for producing student performance.

They’re realizing that their only pathway to get to that higher performance level is by having services that would add value to the quality of their teachers’ classroom instruction. So coaching, training, and support, those kinds of services are services that they didn’t value as much in the past. They’re valuing it quite a bit now because they know they need help. They don’t have the resources to do the job, and if we have a quality resource and they know it pays dividends, they’ll buy it.

See, one thing that hasn’t changed is student outcomes is still under a spotlight, and in many ways, that spotlight is getting brighter. Teacher accountability, as opposed to tenure, is predicated more and more on student outcomes. And almost everybody would agree that the research says that the most critical variable to student efficacy is a qualified teacher.

So we don’t see the services business slowing down. If anything, it’s done well, and we see that potentially accelerating.

Vernon Johnson: One last thing is we have a reputation that really is different than publishers, and where they’re viewed as not really following through after the sale, we stay with the customer through the sale, through the implementation. And that whole fidelity thing has become a big concern for them. So we think it will certainly reinforce — be reinforced in terms of increased sales in that area.

David Sagalov: Got it. Have you provided guidance on what the margin is for the services product, for services?

Ron Klausner: Have we provided guidance on that?

Brad Almond: We have not. I don’t see a reason why we can’t.

Ron Klausner: Yes. So the Vallas turnaround service, which is the one we just introduced, you could say as a rough estimate, 40%.

David Sagalov: Got it. And what percentage of total revenue is that?

Ron Klausner: Well, it’s very small. We just introduced the product.

David Sagalov: I meant just services total, not just a new service.

Ron Klausner: Oh, total — education services in total?

David Sagalov: Yes.

Vernon Johnson: This year it will be $10 million to $15 million.

Ron Klausner: Yes, it will be low, between $10 to $15 million this year.

David Sagalov: For the year? Okay, great. And last question. Maybe you could help us because there is a wide range of opinion on the Street right now as far as what the back half is going to be. Is there any way you can give us a better range on what we should be looking for for top line going forward for this back half?

Ron Klausner: Like to, but in reality, there’s still volatility, and as I said, these big deals have got to close. I think we would be misleading to do anything at this time.

David Sagalov: Got it. And is there any sort of EBITDA margin target?

Brad Almond: None that we’ve disclosed publicly, no. We, of course, have our budgets and our targets, but as a practice of the company, we don’t give forward-looking guidance, and right now, as Ron mentioned, there’s so much variability, it would be irresponsible to give something now.

David Sagalov: Got it. And last one if I can. Is there a target for the cash balance pro forma for any financing decisions you guys make in the second half?

Brad Almond: What is the —

David Sagalov: We just — you know, where you guys might see cash at the end of the year, what working capital needs you’ll have, and any other buybacks of the stock or the bonds.

Brad Almond: So let me answer that this way and just point you to a few data points that I’ve given you.

We started the year with $63 million in cash. We’re currently at our low point in cash. And the trailing 12 months, we’ve had an EBITDA of $28 million, which — and I walked through some pieces in my comments that essentially said that right now in the last 12 months is right at breakeven after debt service levels.

So with the cost reductions we’ve done and certainly with the aspirations we have that we improve upon the sales situation, we would hope to improve upon that. But it’s really going to play out based on these big deals. Therefore, you’ve got a lot of variability. So you could stay at 28 on an LTM basis. You could drop from that. And certainly, our aspiration is to improve upon it.

David Sagalov: And what’s the working capital expectation for the year?

Brad Almond: It’s relatively — it’s usually relatively flat.

David Sagalov: Okay. Well, it looked like — if I’m just looking back last year, it seemed like you were able to extract some cash out of working capital. Should we expect a similar occurrence this year, or is it going to be, like you just said, flattish?

Brad Almond: Pretty flattish. Last year, we were able to extract the working capital, I believe, because of the large deals that we closed at the end of 2010 drove our AR balance up to almost double what it normally would be at the end of the year.

Those did not repeat themselves last year, so we ended up with an AR balance at the end of the year that’s a lot more typical to our business. So you could expect working capital to be relatively flat or if any change in it, would not be material in nature.

David Sagalov: Got it. And I assume nothing crazy with taxes this year?

Brad Almond: Nothing crazy with taxes. We continue to say we’re not — we shouldn’t pay taxes for a while.

David Sagalov: Great. Thanks very much.

Ron Klausner: Thank you.

Brad Almond: I should clarify. We should not pay meaningful taxes. I’m sure we’ll pay some taxes. I’ll have my tax people on me if I don’t clarify that.

Operator: A.J. Guido, GoldenTree.

A.J. Guido: Sorry I joined on late, so I may be asking something that was already asked.

Did you — given that you’ve built the pipeline as you talked about last conference call, it sounds like the pipeline might even be in a better position now than where you thought it was, call it, three months ago.

As you went through the second quarter, did you see any of that come to fruition? Like say was June better than May, May better than April, or was it all equally as bad? Any kind of context you can give us on the fact that what you guys are doing, you think it’s working?

Ron Klausner: Do you want to answer that, or do you want us to answer that?

Brad Almond: Let’s let Vernon comment to the pipeline in terms of quality of the pipeline and has it improved — does it improve — as time has gone on, I think, A.J., you’re asking us, one, is did the pipeline itself improved. Then your second is did that translate into a different trend in the sales side.

So let’s start with the pipeline first.

Vernon Johnson: So the pipeline is improving. We look at it in a couple different ways. First of all is the number of opportunities that are in the pipeline. We have now a pretty rigorous process that we use to evaluate each opportunity, so I feel more confident today telling you that the pipeline is not only larger, not only per rep, but in the number of deals per rep, the number of dollars per deal, and the rating of each of the opportunities is a higher-level rating probability than it would have been three months ago, two months ago.

So the trend is very good. It tells us that the training that we’ve invested in, which has been substantial, is paying off, not only sales training but also product training.

And then it also tells us that the way we’re getting people focused in the field on what they’re focusing on, the deals they’re trying to focus on are the right kinds of deals. They’re aligned closely to what we do a good job at in terms of our product and solution mix.

And then, also, the sales support that we’re providing them is much tighter, and I think it’s making — we see a difference in terms of the level of activity of our reps and the quality of the activities that they’re engaged in.

So I feel that we’re not where we need to be, but we’ve made a tremendous amount of progress in the last six months.

Brad Almond: Let me talk about the sales trend, and I’d be careful reading too much into this, but I’ll give you how it panned out. April and May on a comparative basis to the prior year were substantially worse than June. On a percentage basis, three times worse. So we did decline in June versus the prior year, and it is on order volume, not revenue, but that’s our leading indicator. But April and May were where we really felt the impact and then the declines abated significantly in June.

A.J. Guido: I mean given the volumes that you’ve provided, I mean was it — I don’t know. I guess when you said not to read too much into that, I mean the way I think about the business — and correct me if I’m wrong — is you kind of come into the beginning of the year with nothing going on really other than working the pipeline, and then as you get towards the end of the fiscal school year, June, July, August, those tend to be bigger months for you. So I guess what I would read into that is that if June was better than April and May, that would be better, but why shouldn’t I read that — why shouldn’t I think that way?

Brad Almond: It’s not better necessarily. We watch sales daily, so trust us, we understand pacing and watching as much as anybody. What I’m always cautious about is we really don’t start the year with a blank slate. We start the year with a bunch of people who use our stuff and they come back and renew and buy new products. And you could have somebody buy one year on May 30 and next year they buy on June 1.

So I would only caution that it all tends to get wrapped up within the quarters, but even between days and months, you could have something skewed a little bit. But to your point, we ended the quarter better on a pacing perspective than certainly we did in April and May.

Ron Klausner: And I’ll just add one thing. The last two weeks, maybe in the last 10 days of June, were significantly better than all of April, all of May, and the first half of June.

A.J. Guido: So the last two weeks?

Ron Klausner: Yes.

A.J. Guido: Okay.

Brad Almond: And one little piece of color on that. We attribute that to a lot of things. I would attribute a lot of that last two-week success to what I viewed as an improved sales execution in getting deals over the finish line and getting them targeted and getting them brought in.

So, hopefully, that bodes well in the future, but again, it’s a small sample of a couple weeks, but it certainly finished well.

Vernon Johnson: We have put in place a new tracking system for our sales reps, and we are focusing like — for instance, for the next 50 days till the close of this quarter, we are focused on a certain group of deals per rep per region — or per territory per region and doing daily monitoring, managing of those deals, reporting, so tracking them and supporting them so that we can get those to a close.

So we’re putting a lot more — I think we’re professionalizing really the way we’re dealing with our pipeline as opposed to what we did, and we’ll see dividends from that.

A.J. Guido: Is there anything you can comment on? I mean you talked about this Indianapolis deal. I apologize. I was in another meeting, so I missed that, and I’ll have to read the transcript. But anything you can comment on? Has this carried over through July? We’re at August 8 now. Just as far as what you’re seeing, did it make you more optimistic, less optimistic? Not asking you to predict the future but just what you’ve seen.

Vernon Johnson: The fact that we have Indianapolis is helpful because it’s a good reference sale. The state superintendent in Indiana is one of the — he heads up the superintendent — the Commissioners for Change across the country, so they’re a group of about eight or 12 of those folks across the United States who are really focused on change, so they’re watching this and they’re hearing about it, and it will help us. There’s no question.

But we also have, independent of Indianapolis, have a number of deals that we’re working on at state levels like Indiana and at large urban district levels across the country, as well.

So we have a lot of things that are at a stage of conversation and discussion that I think could bear some fruit. I don’t know that if every one of them will, but we believe because of our experience in Indianapolis and the things that we’ve done in Milwaukee and the things that we’ve done in Providence and Puerto Rico, it will really help us leverage the close of some of these deals that we’re working on.

A.J. Guido: This may be a dumb question, but with these deals you’re talking about, I think you said a $25 million opportunity, the bigger deals. Did I hear that right?

Ron Klausner: The opportunity is larger. $25 million is what we would need in our assessment, looking at the empirical data, doing forecasting to stabilize the business. We would need $25 million and $1-plus million new deals for all of 2012.

A.J. Guido: Just so basically to be flat? So if you closed on $25 million’ worth of deals, basically we would be flat year over year EBITDA or flat for the second half of the year? I’m sorry.

Brad Almond: If we close — if we can secure $25 million in these large deals, we would expect Q3 and Q4 in total to stabilize and potentially improve over the prior year. How all that translates to EBITDA, we’re not willing to go there for all the —

A.J. Guido: Yeah, that’s fair enough. And that 25 — go ahead, sorry, sorry.

Brad Almond: Again, if we get those we expect it to be flat to Q3 and Q4. Now, I’m not talking about the full year. We expect Q3 and Q4 to stabilize, and given the magnitude of the deal, potentially increase over prior year.

A.J. Guido: At $25 million, is that not including Indianapolis or is? So it would be actually be 19?

Brad Almond: That includes Indianapolis, so we’ve got 19 to go. Now, it will recognize four of Indianapolis this year, so — sorry, think of it in terms we need 21. We need to —

Ron Klausner: Yes.

Brad Almond: — we need to be able to book/ invoice —

Ron Klausner: There’s $2 million of others. Yes, so 6 in total that we have secured so far.

A.J. Guido: Okay, so 19. And then, lastly — thanks for taking all these questions — but when we look at the CLT business and when I talk with you guys, it sounds like you’re pleased with parts of that business, which would be Learning A-Z, ExploreLearning, but obviously we see the order numbers come in and they’re not so great.

So what part of the — how much of that business is doing well versus how much that is not just in terms of magnitude of that segment?

Brad Almond: We have never disclosed the top line or the order number for LAZ and EL. It’s done so exceedingly well we consider that to be pretty proprietary information. I will say that LAZ and EL are more than — Learning A-Z and ExploreLearning are more than half of the CLT unit, but I wouldn’t want to be any more detailed than that.

A.J. Guido: But LAZ and what else? I’m sorry.

Brad Almond: ExploreLearning.

A.J. Guido: Oh, ExploreLearning, yes. So more than half?

Brad Almond: And the other third of that — the third piece of business is Kurzweil and IntelliTools, and LAZ and EL are more than half of that business.

A.J. Guido: Have you ever disclosed the EBITDA of that segment or no? Did you say that? I’m sorry.

Brad Almond: We have not.

A.J. Guido: Okay.

Brad Almond: It is a significant contributor. Even with the decline of Kurzweil, it’s a significant contributor to EBITDA, but we don’t do — we don’t disclose EBITDA by segment. There’s segment reporting in the Q that will come out in a couple of days. From that, you can probably work yourself towards an approximation.

A.J. Guido: Okay. Thank you.

Ron Klausner: Thank you, Andrew.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Brad Almond for closing remarks.

Brad Almond: I want to thank everybody for their attendance and thank everybody for a record number of questions in the last two years. We look forward to updating you and answering your questions after the third quarter. Thank you, Operator.

Operator: The conference has now concluded. Thank you for attending today’s event. You may now disconnect.